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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 10, 2004

                           TRAVIS BOATS & MOTORS, INC.
             (Exact name of registrant as specified in its charter)


                                      TEXAS
                 (State or other jurisdiction of incorporation)


          005-49897                                        74-2024798
   (Commission File Number)                   (IRS Employer Identification No.)


                           ---------------------------

                          12116 Jekel Circle, Suite 102
                               Austin, Texas 78727
           (Address of principal executive office, including zip code)

                                 (512) 347-8787
              (Registrant's telephone number, including area code)


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|_|  Check the  appropriate  box below if the Form 8-K  filing  is  intended  to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|XX| Soliciting  material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
     240.14a-12)

|_|  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

     On November 10, 2004, Travis Boats & Motors, Inc. ("Travis Boats") entered into a definitive merger agreement (the "Merger Agreement") with TMRC, LLP, ("Tracker"), a subsidiary of Tracker Marine, L.L.C., ("Tracker Marine"). Pursuant to the Merger Agreement, Tracker will be merged into Travis Boats, and Travis Boats will become a subsidiary of Tracker Marine. Travis Boats will cease to be a publicly traded company.

     The Merger Agreement was approved by Travis Boats' Board of Directors based on the unanimous recommendation of a Special Committee of the Board comprised of disinterested directors. As of the record date (which has not yet been set), the shareholders of Travis Boats other than Tracker will receive $.40 per share cash consideration in the merger.

     The merger is subject to a number of conditions, including a requirement that the merger be approved by holders of a majority of the voting power of the common stock and preferred stock of Travis Boats voting as separate classes, by a majority of the disinterested common stockholders of Travis Boats, and by GE (as defined below). Subject to SEC review of Travis' proxy statement, shareholder approval described above, and other conditions, it is expected that the merger will close during January 2005.

     As previously reported, Travis Boats finances substantially all of its inventory pursuant to two borrowing agreemetns with GE (the "Borrowing Agreements), each with a stated termination date of Ocdtober 31, 2004. Also as previously reported, Travis Boats has been operating under limited discretionary forbearance agreements with GE, granted in order to facilitate negotiation of the Merger Agreement, since November 1, 2004.

     In conjunction with the Merger  Agreement,  Travis Boats has entered into a
forbearance   agreement  (the   "Forbearance   Agreement")  with  GE  Commercial
Distribution Finance Corporation ("GE").

     Under the Forbearance Agreement, GE has agreed not to exercise certain default related rights and remedies against Travis Boats until the earlier of the consummation of the merger or January 15, 2005. As provided in the Forbearance Agreement, Travis Boats will continue to operate under the terms of the Borrowing Agreements subject to certain amendments that provide more borrowing flexibility and limit Travis Boats' working capital expenditures. Additionally, as is required pursuant to the Borrowing Agreements, GE has consented to the execution of the Merger Agreement (but not, as yet, the closing of the merger).

     In addition, Travis Boats and Tracker have entered into a separate agreement by which Tracker will provide up to $2.25 million of additional working capital financing to Travis pending the closing of the merger.

     On November 10, 2004, Travis Boats issued a press release announcing the signing of the Merger Agreement and the Forbearance Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

     As previously reported, on November 2, 2004, Travis Boats received notice from the Nasdaq Stock Market of its intent to delist the Company from the SmallCap Market at the opening of business on November 11, 2004 for failure to comply with Nasdaq Marketplace Rule 4350(d)(2)(A). The Rule requires the Company to have an audit committee of at least three independent directors. Currently, the Company's Audit Committee has only two members meeting the Nasdaq independence requirements. The third member on the Audit Committee is not considered independent due to his engagement as a consultant by the Company.

     While the Marketplace Rules provide that a company may appeal a delisting determination by requesting a hearing, the Company determined that proceeding with the formal appeal process was unnecessary due to the Company's decision to enter into a merger agreement with its controlling shareholder and cease to be a publicly traded company (see Item 1.01 above). As a result, on November 11, 2004, the Company was formally delisted from the SmallCap Market, and is now quoted on the Pink Sheets Electronic Quotation Service. The Company does not plan to pursue the listing of its stock on the Over-The-Counter Bulletin Board, and can make no assurance that that any broker will make a market in the its stock.

Item 9.01.  Financial Statements and Exhibits

Exhibits:   99.1.   Travis Boats & Motors, Inc. Press Release
                    dated November 10, 2004



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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         TRAVIS BOATS & MOTORS, INC.
                                         (Registrant)



Date:  November 15, 2004                 By:  /s/ Michael B. Perrine
                                         Chief Financial Officer, Secretary and
                                         Treasurer


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                                  EXHIBIT INDEX



Exhibit Number            Description

99.1                      Press Release dated November 10, 2004